Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
First Financial Northwest, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-152928 and No. 333-149292) on Form S-8, of First Financial Northwest, Inc. of our report dated March 10, 2011, with respect to the consolidated balance sheets of First Financial Northwest, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the two year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of First Financial Northwest, Inc.

  /s/ Moss Adams LLP

  Everett, Washington
  March 10, 2011